UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

TEGO CYBER INC.
(Exact name of registrant as specified in its charter)

Nevada	000-56370	84-2678167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification ID No.)

8565 South Eastern Avenue, Suite 150

Las Vegas, Nevada 89123

(Address of principal executive offices)(Zip Code)

(855) 939-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On March 20, 2023, the Board of Directors of Tego Cyber Inc. (the “Company”) accepted the resignation of Mr. Chris White as Chief Information Security Officer (“CISO”), effective March 1, 2023. Mr. White will remain serving as a member of the Board of Directors of the Company.

In connection with Mr. White’s resignation as CISO, the Company and Mr. White have entered into a Separation Agreement and Release (the “Separation Agreement”), dated as of March 20, 2023, pursuant to which the Company and Mr. White have agreed upon certain terms related to his separation. Mr. White has agreed to accept a lump sum payment of 100,000 restricted common shares of the Company stock in lieu of all and any amounts owing including (if applicable) backpay, vacation pay and severance andhe  has also agreed to forfeit any right to exercise any portion of the non-qualified stock options granted to him subject to the terms of the Company’s 2021 Equity Compensation Plan. Mr. White has also agreed to forfeit any right to exercise any portion of the performance stock units granted to him subject to the terms of the Company’s 2021 Equity Compensation Plan.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit	Description

10.1	Separation Agreement and Release between Tego Cyber Inc. and Chris White dated March 20, 2023

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEGO CYBER INC.

Date: March 23, 2023	By:	/s/ Shannon Wilkinson
Shannon Wilkinson
Chief Executive Officer

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